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    FOR MORE INFORMATION, CONTACT: Robert F. Mack, Executive Vice President
                                 (609) 691-7700

SUN BANCORP, INC. TO PURCHASE 14 FIRST UNION BRANCHES

Vineland, NJ. . . . . . . . . . .May 10, 1999                       Page 1 of 1


         Philip W. Koebig, III, President of Sun Bancorp, Inc., the Vineland New Jersey parent holding company for Sun National Bank and Sun National Bank, Delaware, announced today that Sun National Bank has signed a definitive agreement to purchase 14 New Jersey branches from First Union National Bank. The branches are located in Burlington, Cape May, Cumberland, Hunterdon and Mercer Counties in New Jersey. The branches have approximately $250 million in deposits.

         "We are pleased to have another opportunity to strengthen our presence in southern and central New Jersey," commented Koebig. "When this transaction is complete, Sun will have over 70 financial service centers serving southern and central New Jersey as well as New Castle County, Delaware," he added.

         Sun has developed a reputation for being a community bank that focuses on the needs of its customers," remarked Koebig, who also serves as President and Chief Executive Officer of Sun National Bank. "This is an exciting opportunity to offer our new customers the continuation of a wide range of products and services, while also giving them the personalized attention of a community bank."

         The transaction includes deposit accounts and certain loans. First Union financial center employees will be offered employment with Sun National Bank. Terms of the transaction were not disclosed.

         Koebig also commented that this is the 14th in a series of purchases during the past five years that have continued to fulfill Sun's strategic growth goals. During that period of time, the total assets of Sun will have grown from $113 million in 1994 to total assets in excess of $1.7 billion following the completion of this transaction with First Union. The transaction is subject to regulatory approval and may require the raising of additional capital. It is expected to close during the third quarter of 1999.

         The Company's common stock is traded in the Nasdaq National Market under the symbol "SNBC." Its deposits are insured to the legal maximum by the Federal Deposit Insurance Corporation.